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                                                                  EXHIBIT 99.11



                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 25, 1996, relating to the statement of assets and liabilities of Prudential Emerging Growth Fund, Inc. and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information.




PRICE WATERHOUSE LLP
New York, New York
May 29, 1997